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                                  Exhibit 10.1

                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of the Effective Date (as hereinafter defined) by and between PHYAMERICA PHYSICIAN SERVICES, INC. (the "Employer"), a Delaware corporation with its principal place of business in Durham, North Carolina, and MARC V. WEINER ("Employee"), a resident of Oakland, New Jersey.

                             W I T N E S S E T H:
                             - - - - - - - - - -

      WHEREAS, Employee was previously employed as Executive Vice President and Chief Financial Officer by America Physician Group, Inc., the parent company of Employer pursuant to an Employment Agreement dated January 1, 2001 (the "Previous Agreement"), and

      WHEREAS, subject to the terms and conditions hereinafter provided, Employer desires to employ Employee, and Employee desires to accept such employment, on the terms and conditions hereinafter set forth.

      NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, and the agreements and covenants set forth herein, Employee and Employer hereby agree as follows:

      1. Employment. Employer hereby employs Employee, and Employee hereby accepts such employment, subject to the terms and conditions stated herein. Upon the commencement of the term of this Agreement on the Effective Date, the Previous Agreement shall terminate and be of no further force and effect (except that the provisions of Sections 8, 9, 10 and 11, dealing with confidentiality, non-compete and non-solicitation shall survive and are continued by the provisions of this Agreement).

      2. Term. This Agreement shall be effective as of June 11, 2001 (the "Effective Date") and shall continue until June 30, 2002 (the "Initial Term") unless either Employer or Employee terminates this Agreement pursuant to Section 12 herein. Subsequent to the Initial Term, unless Employer or Employee terminates this Agreement pursuant to Section 12 herein, this Agreement shall automatically renew itself for successive one-year periods (the Initial Term plus all such renewal periods, if any, collectively, the "Term").

      3. Duties. During the Term the Employee shall perform the following duties pursuant to this Agreement:

            (a) Employee shall serve as Chief Operating Officer and an Executive Vice President of Employer. Employee shall perform such services principally at Employer's headquarters in Durham, North Carolina, where Employer will provide office space and administrative support for Employee.

            (b) Employee shall at all times abide and observe Employer's written policies and procedures as are in effect from time to time. Employee acknowledges that Employer is an equal opportunity employer and that Employer's established policy is not to discriminate on the basis of age, marital status, race, color, sex, religion or national origin, or to violate any federal or state anti-discrimination law. Employee shall be responsible for carrying out and implementing the foregoing policy throughout the operations and activities of Employer.

            (c) Employee may be elected to the Board of Directors of Employer, or of one or more of the Employer's parent company or affiliates. If so elected, Employee may be removed at any time from any board position by action of the shareholders of such company or otherwise as provided in the bylaws or laws applicable to such company, and such removal shall not be considered to be a breach by the Employer or Employee of this Agreement.

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      4. Compensation. For the services provided by Employee as an employee of
Employer, Employer shall pay Employee the annual base salary (the "Base Salary") and other compensation identified on Exhibit A.

      5. Additional Benefits. During the term of this Agreement, Employee shall be entitled to and Employer shall provide to Employee, at no cost to Employee, all employment benefits which are generally provided to senior executive officers of Employer and its affiliates, including without limitation the following:

            (a) Vacation and Sick Leave. Employee shall be entitled to paid vacation in accordance with that provided to other senior executive officers of Employer, plus all legal holidays observed by Employer and in accordance with the Company's policy. The dates of Employee's vacation shall be reasonably selected by Employee to reasonably minimize the inconvenience to Employer and with due regard to his responsibilities and duties hereunder, including, without limitation, making reasonable provision for coverage of Employees responsibilities and duties. Employee shall be entitled to paid sick leave in accordance with the Company's policy. Unused sick days for any calendar year may be carried over and shall accrue for use upon Employee's subsequent illness; provided, however, that upon Employee's termination of employment hereunder for any reason, Employee shall not be entitled to any payment or other compensation for any current or accrued sick days.

            (b) Medical, Dental and Other Insurance. Employee may elect to be covered by medical, dental, life, long term disability and other insurance programs provided by Employer, or Employee may elect to opt out of such coverage. The compensation payable hereunder shall not be adjusted based upon any election to participate or not participate in any such programs.

            (c) Continuing Professional Education. Employee shall be entitled to a maximum of five (5) paid days per year to be used for continuing professional education. Employer will pay the cost of continuing professional education required to maintain the professional license(s) of Employee up to the amount of $2,500 per year, and provide reimbursement of usual and customary dues and license fees consistent with Employer's policies.

            (d) Short-term Disability. During the Term, Employee shall be eligible for participation in, and shall receive all benefits under, Employer's short-term disability insurance plan, in accordance with such plan's terms as in effect from time to time.

            (e) Paging Service. Employer shall provide and pay the cost of a paging service for use by Employee.

            (f) Business-related Expenses. Employer shall reimburse Employee for all reasonable actual out of pocket expenses incurred by him in the performance of his duties hereunder and which are incurred at the direction of Employer and accounted for in accordance with Employer's written expense guidelines and reimbursement procedures and practices as in effect from time to time, including, but not limited to, travel, postage, shipping, copying, fax, long distance telephone and cellular phone. Employee's automobile expenses shall be reimbursed based on the then applicable per mile amount allowed as a deduction for federal income tax purposes.

            (g) Travel Expenses for Durham Office. In addition to the benefits generally provided to senior executive officers of Employer, until such time as Employee relocates to Durham, North Carolina, Employer will pay reasonable travel/lodging/automobile expenses incurred by Employee in order to perform services in Durham, North Carolina in an amount not to exceed $3,300 per month. This section shall be subject to review and modification every six (6) months until Employee relocates to the Durham area.

      6. Devotion of Time. During the Term, Employee's full time and attention shall be devoted to the business of Employer and its affiliates in a manner and to an extent commensurate with the commitment of other executive officers of Employer, to fulfill the duties and responsibilities under the Agreement and to advance the business interests and good reputation of Employer and the direct and indirect subsidiaries of Employer.

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      7. Confidentiality and Non-Disclosure. Employee acknowledges that during the Term he will gain access to, or possession or knowledge of, numerous trade secrets, confidential information, other valuable properties not generally available to the public and proprietary information, including but not limited to, hospital and healthcare facility client lists, client files and records, lists of potential clients, prospects or targets, and/or other market and marketing data and plans, price books, promotional devices and methods, business methods, manuals and plans, business and sales techniques, strategic plans, computer programs, hospital and physician contracts, and research and development (hereinafter referred to collectively as "Confidential Information"). Employee acknowledges that such Confidential Information is owned by Employer or by subsidiaries or affiliates of Employer (for purposes of this Agreement, Employer and its subsidiaries and affiliates are collectively referred to as the "Company"), is unique and a valuable asset of the Company and is to be used only for the Company's benefit. Employee shall not, during or after the term of this Agreement, disclose, divulge, reveal, transfer, reproduce, sell, capitalize upon or take advantage of such Confidential Information and, in addition, Employee shall exercise all reasonable efforts and precautions to protect such Confidential Information from misappropriation, misuse, disclosure, breach of confidentiality, or other conduct or action inconsistent with the Company's rights; provided, however, that Confidential Information may be disclosed to the extent required by law or court order and Confidential Information shall not include information (i) generally available to the public other than by unauthorized disclosure, (ii) developed by Employee independently of his employment hereunder as shown by his written business records regularly kept; (iii) rightfully obtained by the Employee from a third party without restriction and without breach of any nondisclosure obligation; or

(iv) released by the disclosing party without restriction on further disclosure by any individual or entity. Upon termination of this Agreement, Employee shall return immediately to Employer all of the Company's property (including, without limitation, Confidential Information) in Employee's possession or control. Any materials, manuals, documents or records developed, written, edited or designed by Employee while employed by Employer are the exclusive property of Employer.

      8. Covenant Not To Compete. Employee has, as a result of employment under the Previous Agreement, and will, as a result of this employment under this Agreement, be responsible for the executive management and direction of substantial business resources and assets of the Company and will develop additional contacts and relationships with numerous individuals, executives, hospitals and healthcare companies. Such individuals and organizations will have business and contractual relationships with the Company that will be a valuable asset thereof. Employee therefore agrees, as follows:

            (a) For a period of six (6) months after the end of the Term, Employee will not, in the states in which the Employee is providing services at the end of the Term, become employed by, own, operate, manage, or provide other such similar services to any business that provides hospital emergency practice management or staffing services such as are provided by the Company.

            (b) For a period of twelve (12) months after the end of the Term, Employee will not solicit any hospital, clinic, healthcare facility or other client having a contractual or business relationship with the Company, or any prospect or potential client to which a marketing proposal or presentation was made within six (6) months of termination, and of which Employee was aware, involving the provision of hospital emergency department management services, which solicitation would be for the purpose of providing healthcare or healthcare related services.

            (c) For a period of twelve (12) months following the end of the Term, Employee will refrain from any activity of any nature intended or reasonably calculated to result in the termination or cancellation of any contractual or business arrangement between the Company, and any insurer, client, facility or other business or entity.

            (d) Employee shall notify any entity or organization of which he is a director, significant shareholder (or other equity owner), manager, general partner, executive officer or as to which he is otherwise a controlling party or over whom he exerts significant influence (an "Affiliate") of the provisions of Sections 7, 8 and 9 of this Agreement in the event that such Affiliate encourages Employee to engage in any activity that would be prohibited for Employee personally under this Agreement.

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            (e) Notwithstanding anything to the contrary in this Agreement, after the end of the Term Employee shall have the right, during any of the restrictive time periods set forth in Sections 8, 9 or 10, or otherwise, to be employed by any hospital as a hospital administrator or a similar position and such employment shall not constitute a violation of this Agreement. In addition, nothing in this Agreement shall prevent Employee from making passive investments in third parties so long as such investments do not require Employee to perform any services prohibited by any of the provisions of this Section in connection with any such investments in such third parties.

      9. Solicitation of Other Employees. Employee agrees, for a period of twelve (12) months after the end of the Term, not to solicit or seek to influence, either directly or indirectly, any employee or any physician or healthcare provider under contract with the Employer or any of its affiliates at any time during Employee's employment by Employer, to enter into any employment agreement, independent contractor arrangement, or any other contractual arrangement whereby such individual would perform services for compensation, either directly or indirectly, for any person, firm, corporation or other entity or business that provides products or services in competition with the Company.

      10. Breach and Remedies.

            (a) Employee acknowledges that the breach or threatened breach of any of the covenants set forth in Sections 8, 9 or 10 may result in immediate and irreparable injury to the Company. Accordingly, Employee agrees that the provisions of Sections 8, 9 and 10 shall inure to the benefit of and may be enforced by the Company. In addition to any rights or remedies available to the Company for a breach by Employee of Sections 8, 9 or 10, the Company shall be entitled to injunctive relief to enforce the obligations of Employee contained in such Sections. Nothing herein shall be construed as prohibiting the Company from pursuing any other legal or equitable remedies that may be available to it for any such breach or threatened breach, including the recovery of damages from Employee.

            (b) The periods of time provided for in Sections 8, 9 or 10, respectively, shall be extended by a period of time equal to the duration of any breach of any such section.

            (c) Employee hereby acknowledges that the covenants set forth in Sections 8, 9 and 10 are reasonable in all respects and are necessary to protect the legitimate business interests of the Company. It is the intention of the parties to restrict the activities of Employee only to the extent necessary to protect the legitimate business interests of the Company, and not to deprive Employee of the right or ability to earn a livelihood. Employee acknowledges that the provisions of Sections 8, 9 and 10 are substantially identical to the provisions of Sections 8, 9 and 10 of the Previous Agreement. The provisions of Sections 8, 9 and 10 of this Agreement shall be a continuation of the provisions of the Previous Agreement. Employee acknowledges that he received valuable consideration in the form of increased compensation and a fixed term in the Previous Agreement, and he has received additional valuable consideration in the form of increased compensation, a fixed term, severance benefits and a promotion in this Agreement to support the non-compete and non-solicitation provisions of this Agreement.

            (d) In the event of a bankruptcy of the Employer and a rejection of this Agreement pursuant thereto, Sections 8, 9 and 10 hereof shall cease to be effective immediately upon such rejection.

      11. Vacation and Sick Leave. All earned, accrued and unused vacation and any unused sick pay, upon termination, will be governed by Employer's then current policies.

      12. Termination. This Agreement may be terminated as follows:

            (a) Employer may terminate this Agreement without cause effective at any time after the end of the Initial Term upon thirty (30) days prior written notice to Employee. The effective date of such termination shall be the date set forth in such written notice ("Termination Date"); provided, however, that the Termination Date shall be at least 30 days after the date of such notice (such 30 day or longer period, the "Notice Period"). In the event of such termination, Employee, if requested by Employer, shall continue to perform the obligations and duties

                                        4

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specified under this Agreement and assist with the transition of duties to a new employee during the Notice Period. Employer, at its option, may notify Employee at any time during the Notice Period that no further services are to be performed; provided, however, that Employee shall receive his Base Salary during the Notice Period. Employee may terminate his continued employment pursuant to this Agreement without cause at any time during the Term upon thirty (30) days prior written notice to Employer. Whereupon Employee shall be paid his Base Salary only through the date his employment term initiates. In the event that this Agreement is terminated without cause by either party, the covenants set forth in Sections 8, 9 and 10 shall continue in effect, and the applicable start date for the periods of time in Sections 8, 9 or 10 shall be the later of the date that notice of termination is given or the last date upon which services are performed by Employee.

            (b) If this Agreement is terminated without cause by Employer at any time during the Term, Employer shall pay Employee a severance benefit equal to six months of Employee's Base Salary then in effect (see Exhibit A), all to be paid to Employee in equal monthly installments over the period following the Termination Date in accordance with Employer's regular monthly payroll, beginning with the first payroll payment date following termination (the "Severance Benefits"). If the Agreement is terminated without cause by Employer or Employee, any PhyAmerica ETA Group Incentive Bonus and any Incentive Bonus described in Sections 2 and 3 of Exhibit A that has been earned as of the date of termination shall be payable to Employee as provided in Exhibit A.

            (c) This Agreement may be terminated by Employer at any time for cause upon written notice to Employee, which notice shall specify the reason for termination. For purposes of this Section 12(c), cause shall include, but shall not be limited to, the following: fraud; dishonesty; substantial and continuous nonperformance of assigned duties; failure to comply with a material written policy of Employer; unlawful activities for which Employee is indicted or convicted of a felony in a jurisdiction of the United States; and material breach of this Agreement; provided that in the event Employer intends to terminate this Agreement pursuant to this Section 12(c) for any cause other than fraud, dishonesty or indictment or conviction of a felony, then it shall first give written notice of same to Employee with the specific reasons for termination and afford Employee thirty (30) days to cure such deficiency or default.

            (d) This Agreement shall terminate upon the death or total and permanent disability of Employee. In the event that this Agreement terminates due to Employee's death or total and permanent disability, Employer shall pay upon such termination to Employee, or the Employee's estate or personal representative, as the case may be, Employee's Base Salary accrued through the date of Employee's death or the date Employee becomes totally and permanently disabled, as the case may be. Any PhyAmerica ETA Group Incentive Bonus and any Incentive Bonus described in Sections 2 and 3 of Exhibit A that has been earned as of the date of termination as a result of death or disability shall be payable to Employee, or his estate or personal representative, as the case may be, as provided in Exhibit A. Permanent disability for purposes of this Agreement shall mean the inability to perform the functions of Employee's position for a continuous period of six (6) months as determined by a physician selected by both Employee and Employer or, in the event they do not agree, a physician that is mutually selected by Employee's physician and a physician designated by Employer to make such selection.

            (e) This Agreement may be terminated by Employee upon a material breach of the terms of this Agreement by Employer upon written notice to Employer, which shall specify the reason for termination, and if this Agreement is terminated at any time during the term hereof by Employee under this section 12(e), then Employer shall pay Employee the Severance Benefits. Any PhyAmerica ETA Group Incentive Bonus and any Incentive Bonus described in Sections 2 and 3 of Exhibit A that has been earned as of the date of termination shall be payable to Employee as provided in Exhibit A.

            (f) Except as expressly set forth herein, all of Employer's obligations for compensation or other benefits shall terminate upon the effective date of the termination of this Agreement.

            (g) Upon termination of Employee's employment for any reason, Employee agrees to resign any position as a director of Employer or any of its subsidiaries then held by Employee. In that regard, Employee agrees that if, during the term of this Agreement, Employee is elected or appointed to be a director, upon request of

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Employer, Employee shall execute and deliver to an independent escrow agent designated by Employer, an undated resignation letter with respect to such director position, which escrow agent is authorized to date and deliver to Employer upon receipt of notice from Employer that Employee's employment has terminated.

      13. Compliance With Securities Laws. Employee agrees to comply with all applicable federal and state securities laws and with all applicable policies of Employer concerning the buying and selling of stock of Employer by employees to the extent such policies do not restrict Employee's express rights under this Agreement.

      14. Entire Agreement. This Agreement contains the entire understanding between the parties and supersedes and cancels any prior oral and written understanding and/or agreements between them respecting the subject matter of this Agreement. This Agreement may be amended or modified only in a writing signed by both parties.

      15. Severability. If any provision, term, condition, or clause of this Agreement or the application thereof shall be found to be invalid or unenforceable to any extent, then the offending portion shall be construed as valid and enforceable only to the extent permitted by law and the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect.

      16. Governing Law. This Agreement is made and entered into in the State of New York and is to be construed in accordance with and take effect under the laws of the State of New York without regard to principles of conflicts of laws.

      17. Dispute Resolution. The parties shall attempt in good faith to settle any dispute or controversy arising under, out of, or in connection with or in relation to this Agreement, or any amendment hereof, or the breach hereof, by negotiation and mutual agreement; provided that if the parties are not able to agree within a reasonable period of time (but not more than 30 days), then any such dispute or disagreement shall be resolved by submitting such dispute first to mediation and second to arbitration in Durham County, North Carolina. Either party may make written demand for mediation, in which case the parties shall mediate the dispute or disagreement with a mediator mutually acceptable to the parties, or if the parties are unable to agree on a mediator, then a mediator appointed by the Judicial Arbitration & Mediation Services, Inc. ("JAMS"). Fees and costs of the mediation shall be borne equally by the parties and each party shall pay its own professional fees and costs. If the dispute or disagreement is not settled by mediation within a reasonable period of time (but not more than 90 days), then either party may demand arbitration, in which case the dispute or disagreement shall be arbitrated in accordance with rules and procedures established by JAMS. The arbitrator shall be allowed, in his or her discretion, to require the losing party to pay the reasonable attorney's fees and costs of the prevailing party. Any award rendered by the arbitrator shall be final and binding upon each of the parties and judgment thereof may be entered in any court having jurisdiction thereof. The provisions of Article 45A of the North Carolina General Statutes (the Uniform Arbitration Act) shall apply to any arbitration under this Agreement.

      18. Assignment. No party shall have any right to assign, mortgage, pledge, hypothecate or encumber this Agreement in whole or in part, or any benefit or any right accruing hereunder, without in any such case first obtaining the prior written consent of the other party hereto, except that Employer may assign this Agreement to one of its affiliates or wholly-owned subsidiaries with written notice to Employee, provided that in the event of such an assignment, Employer shall remain primarily responsible for its obligations hereunder. All rights hereunder are personal to the Employee and shall cease upon the termination of this Agreement unless otherwise stated herein; provided, however, that the provisions hereof shall inure to the benefit of the personal representatives, heirs and legatees of Employee.

      19. Notice. Any notice, or other written communication to be given pursuant to this Agreement for whatever reason shall be deemed duly given and received (a) if delivered personally, on the date of delivery, or (b) by certified mail, postage pre-paid, return receipt requested, three (3) days after the date of mailing, addressed: in the case of Employer, to its principal office and marked "Attention: President," and in the case of Employee, to the last known permanent address according to the books and records of Employer.

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      20. Miscellaneous. Any protection, benefits, rights or other provisions given to Employer in this Agreement shall also be deemed to apply to, protect and inure to the benefit of Employer's affiliates and subsidiaries. All rights of Employer expressed in this Agreement are in addition to any rights available under the common law or other legal principles. Section or paragraph titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of person or persons, firm or firms, corporation or corporations, and as context may require. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one agreement. References herein to the "Agreement" shall include all exhibits and the exhibits and recitals to this Agreement shall be incorporated herein by reference. All references in this Agreement to a number of days shall mean calendar days unless expressly provided otherwise and, in the event the day on which any period of time specified in this Agreement is to end shall fall on a Saturday, Sunday or other legal holiday recognized in the State of North Carolina, the immediately subsequent business day shall be the date upon which such period of time shall end.

                           (signature page to follow)

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      IN WITNESS WHEREOF, the parties sign and seal below, effective the date first written in this Agreement.

                                    EMPLOYEE:

                                 MARC V. WEINER


                                 _________________________________(SEAL)
                                 Date:
                                       _________________________________


                                 EMPLOYER:

                                 PHYAMERICA PHYSICIAN SERVICES, INC.


                                 By:
                                    _________________________________________
                                 Title:
                                        ________________________________
                                 Date:
                                       _________________________________

                                        8

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                                    EXHIBIT A

                                    ---------

                                  Compensation

                                  ------------


1.      Base Salary. For services provided as an employee of Employer, Employee shall receive, beginning on the Effective Date, a base salary of $235,000 per annum (the "Base Salary") payable in accordance with Employer's current payroll practices. The Base Salary shall be subject to annual review and adjustment during the term of this Agreement.

2. PhyAmerica ETA Group Incentive Bonus. SHG/PhyAmerica Physician Services, Inc. provides management services to five professional corporations, including Emergency Treatment Associates, John G. Keene, M.D. and Robert
        W. Strauss, M.D., P.C. which has a contractual relationship with St. Francis Hospital located in Poughkeepsie, New York; Beacon Emergency Services, P.C. which provides services with respect to a Walk In Center in Beacon, New York owned by St. Francis; Rhinebeck Emergency Physicians, P.C., which has a contractual relationship with Northern Dutchess Hospital in Rhinebeck, New York; Ulster Emergency Physicians, P.C., which has a contractual relationship with The Benedictine Hospital in Kingston, New York; and Passaic Emergency Physicians, P.C. which has a contractual relationship with St. Mary's Hospital in Passaic, New Jersey. Collectively, the Employer management company and the aforementioned professional corporations are referred to as the "PhyAmerica ETA Group."

        Employee shall be entitled to receive an incentive bonus (the "PhyAmerica ETA Group Incentive Bonus") equal to 10% of the "Net Cash Flow" from the operations of the PhyAmerica ETA Group. For purposes of the Incentive Bonus calculation, "Net Cash Flow" shall be defined to mean an amount equal to (i) net cash receipts of the PhyAmerica ETA Group (cash receipts from all medical professional services, consulting services, subsidy payments and all other sources, after patient refunds and other similar adjustments), less (ii) all direct expenses (physician and all other similar adjustments) less all direct expenses (physician and all other provider compensation, professional liability expenses, billing and collection expense, any amounts paid for continuing professional education, dues, licenses and other similar physician and provider expenses) and less all management company operating expenses (employee salaries and benefits, rent and occupancy expense and all other office and operating costs and any other expenses directly related to the operations of the management company). It is the intention of the parties to provide an incentive based on the cash flow profitability of the PhyAmerica ETA Group of contracts managed by SHG/PhyAmerica Physician Services, Inc. and Employee, and to exclude any allocation of corporate overhead from Employer and its other operating subsidiaries; provided, however, to the extent that Employer or any of its subsidiaries provide certain items that would otherwise be provided directly by management company, such as, for example, professional liability insurance, other insurance, telecommunications or long distance service, etc., such costs would be deducted in the above calculation of Net Cash Flow.

        The Net Cash Flow and any PhyAmerica ETA Group Incentive Bonus shall be calculated for each calendar quarter, beginning with the calendar quarter commencing January 1, 2001, and shall be paid as soon as reasonably practical after such determination is made, but not more than 30 days following the end of the calendar quarter. Employee's right to receive the Incentive Bonus shall continue (i) until August 31, 2004 if the Term ends prior to such date or (ii) if the Term continues past August 31, 2004, until the date on which the last hospital contract for the provision of emergency services by any of the aforementioned entities which contracts were in effect on the Effective Date shall terminate.

3. Incentive Bonus. In addition to Base Salary and the PhyAmerica ETA Group Incentive Bonus, Employee shall be eligible for additional incentive bonuses under this Paragraph 3 in a maximum amount not to exceed in the aggregate twenty-five percent (25%) of Base Salary, as follows (the individual categories listed below exceed the aggregate cap):

        (a) An annual bonus of 5% of Base Salary for successfully organizing and conducting a Medical Director Leadership Development Seminar for Employer.

        (b) A annual bonus of 5% of Base Salary for successful implementation of a management reporting system for reports to the Board of Directors, senior management, regional vice presidents and contract managers.

        (c) Quarterly bonuses of 2.5% of Base Salary if PhyAmerica Physician Services, Inc. achieves a 5% or greater operating profit before debt and financing expenses (including the costs of the current receivables sale and subservicing program providing funding for the Company and its subsidiaries by National Century Financial Enterprises, Inc. and its affiliates (NCFE) for the quarter, to be paid within fifteen (15) days of completion of the financial statements for the Company and its subsidiaries on a consolidated basis for the quarter.

        (d) An annual discretionary bonus of up to 10% of Base Salary to be awarded in the discretion of the Company's Compensation Committee of the Board of Directors based on the recommendation of the Company's Chief Executive Officer.

In the event the term of this Agreement is extended past the initial term, Employer and Employee will review the Base Salary and bonuses each year and establish appropriate, mutually agreed upon Base Salary and bonuses for each additional year of the term of this Agreement.

                                        2